                                                                              EXHIBIT 21

                      SUBSIDIARIES OF HILLS STORES COMPANY


Name of Subsidiary                                                 State of Incorporation
- ------------------                                                 ----------------------

Hills Department Store Company                                         Delaware

HDS Transport, Inc.  (1)                                               Ohio

CRH International, Inc. (1)                                            Ohio

Canton Advertising, Inc. (2)                                           Massachusetts

Corporate Vision Inc. (1)                                              Massachusetts

Hills Distributing Company (1)                                         Delaware

(1)  Wholly-owned subsidiary of Hills Department Store Company
(2)  Wholly-owned subsidiary of CRH International, Inc.


                                          1